EXHIBIT 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

INSIGNIA SYSTEMS, INC.

and

TIMIBO LLC

________________________

Dated as of May 24, 2023

i

ii

iii

Exhibit A Form of Support Agreement

Schedule 2.08(a) Unexecuted Program Methodology

iv

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 24, 2023, is entered into between Insignia Systems, Inc., a Minnesota corporation (“Seller”), and TIMIBO LLC, a Minnesota limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in, among other things, the business of providing in-store advertising solutions to brands, retailers, shopper marketing agencies and brokerages (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and certain liabilities of the Business, subject to the terms and conditions set forth herein;

WHEREAS, the Board of Directors of Seller (the “Seller Board”) has unanimously (a) determined that this Agreement and the transactions and agreements contemplated by this Agreement (collectively, the “Transactions”), are fair to and in the best interests of Seller and its shareholders, (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement, (c) approved and declared advisable the Transactions, and (d) resolved to recommend to Seller’s shareholders that they approve and authorize the Transactions at the Shareholder Meeting (as defined below);

WHEREAS, the Board of Governors of Buyer has unanimously approved this Agreement and the Transactions on the terms and subject to the conditions set forth in this Agreement and declared it advisable for Buyer to enter into this Agreement; and

WHEREAS, as a condition to Buyer’s willingness to enter into this Agreement, each Key Equityholder has entered into a Support Agreement effective as of the date hereof in substantially the form attached hereto as Exhibit A (the “Support Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE

IDEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounts Receivable” has the meaning set forth in Section 2.01(j).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal made by a Person or group, relating to (i) a single transaction or series of related transactions, which is or are structured to permit such Person or group to acquire beneficial ownership of (A) 20% or more of the consolidated total assets of Seller relating exclusively or primarily to the Business, or (B) consolidated total assets of Seller relating exclusively or primarily to the Business to which 20% or more of the Business’ revenues are attributable, (ii) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Seller, (iii) any acquisition, in a single transaction or series of related transactions, of beneficial ownership of 20% or more of the total voting power or of any class of equity securities of Seller, or 20% or more of the consolidated total assets of Seller, in each case other than the Transactions or (iv) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding equity securities of Seller, provided, however, that in no event shall any inquiry, offer or proposal, indication of interest or other action described in this definition constitute an Acquisition Proposal to the extent it (w) relates primarily or exclusively to a sale or other disposition or acquisition solely of any of the Excluded Assets, (x) has the primary purpose of raising funds, (y) results in holders of Seller Common Stock immediately prior to the transaction having the same proportionate ownership of securities after the transaction, including any reorganization, recapitalization, spin-off, merger or scheme of arrangement, or (z) specifically contemplates the Transactions.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Assumed Payables” has the meaning set forth in Section 2.03(a).

“Benefit Plan” has the meaning set forth in Section 4.15(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Bonus Escrow Amount” means $164,379.

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“Bonus Payout” means an amount not to exceed the Bonus Escrow Amount equal to the sum of all escrowed bonus amounts for former employees of Seller identified in the Escrow Agreement (including any exhibit, schedule or supplement thereto) who are continuously employed by Buyer from the Closing Date through December 31, 2023.

“Books and Records” has the meaning set forth in Section 2.01(i).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Minneapolis, Minnesota are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 6.05(b).

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Knowledge” means the actual knowledge of Tim Koloski and Brian Koloski, without any duty of inquiry or investigation.

“Buyer Savings Plan” has the meaning set forth in Section 6.05(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Change of Recommendation” has the meaning set forth in Section 6.02(c)(ii).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Payment” has the meaning set forth in Section 2.05.

“Closing Indebtedness” means the aggregate Indebtedness of Seller (including principal, interest, prepayment penalties or fees, premiums, breakage amounts or other amounts payable in connection with prepayment) that remains unpaid as of the Closing.

“Closing Transaction Expenses” means the aggregate amount of Transaction Expenses that are unpaid as of immediately prior to Closing (but calculated to include any amounts that only become payable if the Closing occurs).

“Closing Unexecuted Program Adjustment” has the meaning set forth in Section 2.08(b).

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“Closing Unexecuted Program Statement” has the meaning set forth in Section 2.08(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Colonial Lease” has the meaning set forth in Section 2.01(b).

“Common Stock” means Seller’s common stock, par value $0.01 per share.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of March 31, 2022, between Buyer and Seller.

“Contracts” means all legally binding contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Data Room” means the electronic documentation site established by Firmex on behalf of Seller.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Letters” means the Disclosure Letters delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.08(c)(ii).

“Dollars” or “$” means the lawful currency of the United States.

“Employees” means those Persons employed by Seller who worked primarily for the Business immediately prior to the Closing.

“Encumbrance” means any charge, claim, pledge, lien (statutory or other), security interest, mortgage, easement, encroachment, or other similar encumbrance.

“End Date” has the meaning set forth in Section 6.02(b).

“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any applicable Law in effect as of the date of this Agreement, and any Governmental Order or binding agreement with any Governmental Authority in effect as of the date of this Agreement: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Account” means the account maintained by the Escrow Agent pursuant to the Escrow Agreement in respect of Seller’s obligations under ARTICLE VIII.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means that certain Escrow Agreement, among Buyer, Seller and the Escrow Agent.

“Escrow Amount” means the sum of (a) the Bonus Escrow Amount and (b) the Indemnity Escrow Amount.

“Estimated Unexecuted Program Adjustment” has the meaning set forth in Section 2.08(a).

“Estimated Unexecuted Program Statement” has the meaning set forth in Section 2.08(a).

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Executed Program” means any customer Contract of the Business in effect prior to the Closing that provides for an execution date prior to the Closing.

“Export/Import Laws” means, collectively, any laws, regulations, orders, and authorizations issued by a Governmental Authority applicable to the export or import of goods, technology or software, including without limitation the U.S. Export Administration Regulations (“EAR”) (15 C.F.R. §§ 768-799), the Homeland Security Act of 2002 and the U.S. Customs Regulations (19 C.F.R. §§ 1-199).

“Financial Statements” has the meaning set forth in Section 4.05(c).

“First Escrow Release Date” has the meaning set forth in Section 8.08(b).

“Flow of Funds Statement” has the meaning set forth in Section 2.05(b).

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article IV or Article V, made by such party, (a) with respect to Seller, to Seller's Knowledge or (b) with respect to Buyer, to Buyer's Knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For the avoidance of doubt, Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

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“Immigration Laws” has the meaning set forth in Section 4.16(b).

“Indemnity Escrow Amount” means $200,000.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indebtedness” means any Liability of Seller or relating to the Business under or for any of the following: (a) indebtedness for borrowed money; (b) payment obligation evidenced by a note, bond, debenture or similar instrument; (c) surety bond; (d) swap or hedging Contract; (e) capital lease (for the avoidance of doubt, this does not refer to any lease of any equipment); (f) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (g) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; (h) deferred revenue or deferred advances; (i) liabilities with respect to, any unpaid payroll obligations, bonus, vacation or commission accrual for any Transferred Employee, including any payroll or employment Taxes payable by the Business or Seller in connection with the Business in connection with such amounts, measured as of the Closing Date; (j) any obligations secured by Encumbrances (other than Permitted Encumbrances) on any of the Purchased Assets; (k) interest, fee, penalty or other expense regarding any of the foregoing; and (l) all obligations of the type referred to in clauses (a) through (k) of other Persons for the payment of which the Business or Seller in connection with the Business is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Independent Accountants” has the meaning set forth in Section 2.08(c)(ii).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used exclusively in the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and exclusively used in connection with the Business, including the Intellectual Property Registrations set forth on Section 4.11(a) of the Disclosure Letters.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

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“Inventory” has the meaning set forth in Section 2.01(a).

“Key Employees” means those Persons listed on Section 1.01(a) of the Disclosure Letters.

“Key Equity Holder” means those Persons listed on Section 1.01(b) of the Disclosure Letters.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01(b) of the Disclosure Letters.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority (or under the authority of Nasdaq).

“Leased Real Property” means the real property that is the subject of any of the Leases, including any leasehold improvements related to such Lease.

“Leases” has the meaning set forth in Section 4.10(a).

“Liabilities” means any liability or obligation, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise

“Losses” means losses, damages, Liabilities, costs or expenses, including reasonable attorneys’ fees; provided, however, that “Losses” shall not include punitive damages, except in the case of Fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Made Available” means , with respect to documents and materials, that such documents or materials have been posted to the Data Room or otherwise provided to Buyer or its Representatives by Seller or its Representatives.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, (b) the value of the Purchased Assets or (c) the ability of Seller to consummate the Transactions; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the Transactions, the result of which may include losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business; (ix) any natural or man-made disaster or acts of God; (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition, change or effect referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, change or effect has a disproportionate effect on the Business when compared to other companies operating in the industry.

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“Material Contract” means (a) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC as determined as of the date of this Agreement, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Seller) and (b) any other Contract that is material to the Business or the Purchased Assets, all of which are set forth on Section 4.07 of the Disclosure Letters.

“Material Customers” has the meaning set forth in Section 4.18(a).

“Material Suppliers” has the meaning set forth in Section 4.18(b).

“Nasdaq” means Nasdaq Capital Markets.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property; and (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

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“Post-Closing Adjustment” has the meaning set forth in Section 2.08(b).

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and, the portion of any Straddle Period ending on the Closing Date and including the Closing Date.

“Proxy Statement” has the meaning set forth in Section 6.15(a).

“Purchase Price” has the meaning set forth in Section 2.05(a).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.08(c)(ii).

“Restricted Business” means any business competitive with the Business.

“Restricted Period” has the meaning set forth in Section 6.07.

“Restricted Territory” has the meaning set forth in Section 6.07(a)(i).

“Restricted Word” has the meaning set forth in Section 6.16.

“Retained Business” means Seller’s non-bank lending platform.

“Review Period” has the meaning set forth in Section 2.08(c)(i).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Article IV.

“Second Escrow Release Date” has the meaning set forth in Section 8.08(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Board” has the meaning set forth in the recitals.

“Seller Board Recommendation” has the meaning set forth in Section 6.15(a)

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“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Seller Common Stock” means Seller’s outstanding shares of Common Stock.

“Seller Data” means all data, databases, personally identifiable information, and associated files and documentation, that are used in or necessary for the conduct of the Business.

“Seller Financial Advisors” has the meaning set forth in Section 4.19.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Savings Plan” has the meaning set forth in Section 6.05(c).

“Shareholder Approval” means the authorization of the Transactions at the Shareholder Meeting by the affirmative vote of a majority of the voting power of the issued and outstanding Seller Common Stock voting as a single class in accordance with the provisions of Seller’s Organizational Documents as in effect on the record date for such vote.

“Shareholder Meeting” has the meaning set forth in Section 6.15(b).

“Statement of Objections” has the meaning set forth in Section 2.08(c)(i).

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Seller Board determines in its good faith judgment after consultation with outside legal counsel and Seller’s financial advisor (a) would, if consummated, result in a transaction more favorable to Seller from a financial point of view than the Transactions (after taking into account any revisions to the terms of the Transactions contemplated by Section 6.02(c), and (b) would, if accepted, be reasonably likely to be consummated in accordance with its terms, taking into account such factors as the Seller Board considers in good faith to be appropriate; provided, however, that for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “20%” in such definition shall be deemed to be references to “50%”.

“Support Agreements” has the meaning set forth in the recitals.

“Tangible Personal Property” has the meaning set forth in Section 2.01(d).

“Tax” or “Taxes” or means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Tax Exemption Certificate” means, as to a given customer entity and with respect to each such customer entity’s purchasing business locations, a properly-executed blanket Tax exemption certificate, non-taxable transaction certificate, gross receipts deduction filing, or similar documentation which, in either case, is legally sufficient, under applicable Law, to establish such customer’s original and ongoing entitlement to purchase Business products and services for each such location without payment by such customer of, and without any vendor collection and/or remittance obligation with respect to, accommodations, rental, gross receipts, sales, compensating use, and similar indirect Taxes, from the inception of the customer relationship with Seller.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 9.02.

“Termination Fee” means $175,000.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment and Assumption of Lease, the Support Agreement, the Escrow Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means any of the following fees and expenses of Seller: (a) all fees, costs, expenses and Liabilities of any Person incurred by or on behalf of, or to be paid by, Seller in connection with, relating to or arising from the negotiation, documentation and consummation of the transactions contemplated hereby (including all of the fees and expenses of, the Seller Financial Advisors and Faegre Drinker Biddle & Reath LLP, and any other attorney, accountant, consultant, advisor, expert, or other service provider), (b) all transaction, sale, change of control, retention, stay, or similar bonuses or payments to current or former directors, managers, officers, employees and other service providers of Seller paid or payable as a result of or in connection with the transactions contemplated hereby (including in combination with any termination of employment or passage of time following the Closing Date), and (c) the employer portion of any payroll, social security, unemployment or similar Tax imposed on the payments described in clauses (b) and any other compensatory payments made pursuant to this Agreement.

“Transactions” has the meaning set forth in the recitals.

“Transferred Employee” has the meaning set forth in Section 6.05(a).

“Transition Services Agreement” means a transition services agreement with a duration of not less than six (6) months in a form mutually agreeable to Buyer and Seller, providing among other things, reasonable part-time access by Seller to its former accounting and financial personnel, if any, who are employed by Buyer at reasonable hourly rates.

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“Unexecuted Program” means any customer program of the Business in effect prior to the Closing that provides for an execution date after the Closing.

“Unexecuted Program Adjustment” has the meaning set forth in Schedule 2.08(a) attached hereto.

“Unexecuted Program Methodology” has the meaning set forth in Section 2.08(a).

“Willful Breach” means a material breach that is a consequence of an act or failure to act undertaken with the actual knowledge that the act or failure to act would cause a material breach.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”);

(b) all Contracts set forth on Section 2.01(b) of the Disclosure Letters, the Lease for the premises located at 212 Third Avenue North, Suite 356, Minneapolis, Minnesota, 55401 (the “Colonial Lease”), and the Intellectual Property Agreements set forth on Section 4.11(a) of the Disclosure Letters (collectively, the “Assigned Contracts”);

(c) all Intellectual Property Assets;

(d) all furniture, fixtures, equipment, supplies and other tangible personal property of the Business listed on Section 2.01(d) of the Disclosure Letters (the “Tangible Personal Property”);

(e) the Leased Real Property that is the subject of the Colonial Lease;

(f) all Permits, including Environmental Permits, listed on Section 2.01(f) of the Disclosure Letters, but only to the extent such Permits may be transferred under applicable Law;

(g) all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees set forth on Section 2.01(g) of the Disclosure Letters;

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(h) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(i) originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that primarily relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(h) (“Books and Records”);

(j) all accounts receivable held by Seller relating to any Unexecuted Program, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(k) all cash and cash equivalents, bank accounts and securities of Seller relating to any Unexecuted Program; and

(l) all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.02 Excluded Assets. Notwithstanding the provisions of Section 2.01, the Purchased Assets shall not include the following assets which relate to, or are used or held for use in connection with, the Business (the “Excluded Assets”):

(a) all assets relating to the Retained Business;

(b) all notes receivable of the Business;

(c) the Lease for the premises located at 7308 Aspen Lane N, Suite 153, Minneapolis, MN 55428;

(d) all cash and cash equivalents, bank accounts and securities of Seller (subject to Section 2.01(k));

(e) all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees not set forth on Section 2.01(g) of the Disclosure Letters;

(f) all Contracts that are not Assigned Contracts;

(g) all Intellectual Property other than the Intellectual Property Assets;

(h) the corporate seals, Organizational Documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

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(i) all Benefit Plans and all trust agreements, services agreements, and assets attributable thereto;

(j) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(k) all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates;

(l) all rights to any action, suit or claim of any nature accruing prior to the Closing that is available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(m) the assets, properties and rights specifically set forth on Section 2.02(m) of the Disclosure Letters;

(n) the rights which accrue or will accrue to Seller under the Transaction Documents; and

(o) all rights of Seller to assert, waive and otherwise control Seller’s attorney-client privilege with respect to any matter whatsoever, including (i) any attorney-client privilege of Seller or relating to the Business as a result of legal counsel (whether employees of Seller or outside counsel) representing Seller, including in connection with the Transactions; and (ii) all files maintained by all legal counsel (whether employees of Seller or outside counsel) relating to any representation of Seller or the Business, and all files maintained by Seller, in connection with or otherwise relating to the Transactions.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable of Seller to third parties relating to an Unexecuted Program, and are not delinquent as of the Closing Date, and that are reflected on the Closing Unexecuted Program Statement (the “Assumed Payables”);

(b) all Liabilities arising under or relating to the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, warranty or other breach, default or violation by Seller on or prior to the Closing;

(c) except as specifically provided in Section 6.05, all Liabilities of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing;

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(d) all Liabilities for Taxes for which Buyer is liable pursuant to Section 6.13;

(e) all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing; and

(f) all Liabilities of Seller set forth on Section 2.03(f) of the Disclosure Letters.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing Date;

(b) any Liabilities relating to or arising out of the Excluded Assets, including all Liabilities relating to the Retained Business;

(c) any Liabilities for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Seller (or any equityholder or Affiliate of Seller) of any kind or description ((including any Liability for Taxes of Seller (or any equityholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law)), for any taxable period;

(d) any Liabilities of Seller relating to or arising out of (i) the employment, or termination of employment, of any Employee prior to the Closing, or (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date;

(e) any Transaction Expenses;

(f) any Liabilities in respect of any threatened, pending or future Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation by Seller (or its Affiliates) on or prior to the Closing Date;

(g) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

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(i) any Environmental Claims, or Liabilities under Environmental Laws;

(j) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders as of the Closing Date that (i) do not constitute part of the Purchased Assets issued by customers of the Business to Seller on or before the Closing; or (ii) did not arise in the ordinary course of business;

(k) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller or its Affiliates (including with respect to any breach of fiduciary obligations by same);

(l) any Liabilities under any Assigned Contract, other than the Assumed Payables, to the extent such Liabilities arise out of or relate to a breach by Seller (or its Affiliates) of such Contracts prior to the Closing;

(m) any Liabilities associated with Indebtedness of Seller (or its Affiliates) and/or the Business that is not paid or satisfied in full at the Closing;

(n) any Liabilities arising out of, in respect of or in connection with the failure by Seller (or its Affiliates) to comply with any Law or Governmental Order;

(o) any Liabilities related to any Executed Program; and

(p) any Liabilities of Seller set forth on Section 2.04(p) of the Disclosure Letters.

Section 2.05 Purchase Price.

(a) The aggregate purchase price for the Purchased Assets shall be $3,500,000 (the “Purchase Price”), plus the assumption of the Assumed Liabilities, subject to adjustment (if any) pursuant to Section 2.08. The Purchase Price (x) plus or minus, as the case may be, Estimated Unexecuted Program Adjustment, (y) minus the (i) Closing Indebtedness, (ii) Closing Transaction Expenses and (iii) Escrow Amount, shall be paid to Seller at the Closing by wire transfer of immediately available funds to the account specified in the Flow of Funds Statement (“Closing Date Payment”).

(b) Not less than two Business Day prior to the anticipated Closing Date, Seller shall deliver to Buyer a statement (the “Flow of Funds Statement”), executed by an authorized representative of Seller, setting forth the wiring instructions and amounts to be paid to each Person who is to receive a cash payment from Buyer pursuant to Section 3.02(c).

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Section 2.06 Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer consistent with Section 1060 of the Code and delivered to Seller within sixty (60) days of the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within thirty (30) days of receiving the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within one hundred twenty (120) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by Seller and Buyer. Buyer, Seller and their respective Affiliates shall report, act and file all Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation Schedule as well as any amendments to such Tax Returns required with respect to any adjustment to the Purchase Price. None of Buyer, Seller or any of their Affiliates shall take any position (whether in audits, Tax Returns, Tax Proceedings or otherwise) that is inconsistent with the information set forth on the Allocation Schedule, unless required to do so by applicable Law; provided, however, that (a) Buyer’s cost for the assets that it is deemed to acquire may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated and (b) that the Purchase Price and Assumed Liabilities do not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately. In the event that any adjustment is required to be made to the Allocation Schedule as a result of an adjustment to the Purchase Price pursuant to this Agreement, Buyer shall prepare or cause to be prepared, and shall provide to Seller, a revised Allocation Schedule reflecting such adjustment. In the event that a revised Allocation Schedule is required to be prepared, it shall be subject to review and resolution of timely raised disputes in the same manner as the initial Allocation Schedule.

Section 2.07 Non-assignable Assets. Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in ARTICLE VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent, authorization, approval or waiver as promptly as possible; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. If any such consent, authorization, approval or waiver shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer; provided, that Buyer shall undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consent, authorization, approval or waiver had been obtained.

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Section 2.08 Unexecuted Program Adjustment.

(a) Estimated Unexecuted Program Adjustment. Not less than five (5) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Unexecuted Program Statement”) setting forth Seller’s good faith calculation of the Unexecuted Program Adjustment (the “Estimated Unexecuted Program Adjustment”). The Estimated Unexecuted Program Statement shall be prepared in accordance with this Agreement, and shall be accompanied by a certificate executed by an authorized officer of Seller certifying on behalf of Seller that the Estimated Unexecuted Program Statement (including its calculation of the Estimated Unexecuted Program Adjustment) has been prepared in accordance with the methodology set forth on Schedule 2.08(a) attached hereto (“Unexecuted Program Methodology”). For any issue not specifically addressed in the Unexecuted Program Methodology, the estimate will be derived in accordance with GAAP and be consistent with past procedures and practices of the Business and commercially reasonable procedures sufficient to produce a complete schedule of such Unexecuted Programs. Prior to the Closing, Buyer (x) shall have an opportunity to review with Seller and its Representatives, and Seller shall provide Buyer and its Representatives reasonable access during normal business hours and upon reasonable notice to, the records of Seller and such information used to prepare the Estimated Unexecuted Program Statement, and (y) may object to all or any part of, the Estimated Unexecuted Program Statement. Seller shall consider such objections in good faith, but Seller’s reasonable good faith estimates of the Estimated Unexecuted Program Adjustment, shall control for purposes of calculating the Closing Date Payment.

(b) Closing Unexecuted Program Adjustment; Post-Closing Adjustment. Within sixty (60) days of the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Unexecuted Program Statement”) setting forth its good faith calculation of the (i) final Unexecuted Program Adjustment (the “Closing Unexecuted Program Adjustment”) and (ii) the Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. “Post-Closing Adjustment” shall be an amount equal to the Closing Unexecuted Program Adjustment, as finally determined pursuant to this Agreement, minus the Estimated Unexecuted Program Adjustment.

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(c) Examination.

(i) After receipt of the Closing Unexecuted Program Statement, Seller will have 30 days (the “Review Period”) to review the Closing Unexecuted Program Statement. On or prior to the last day of the Review Period, Seller may object to the Closing Unexecuted Program Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Unexecuted Program Statement and the Closing Unexecuted Program Adjustment, as the case may be, reflected in the Closing Unexecuted Program Statement will be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller will negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, then the Closing Unexecuted Program Adjustment and the Closing Unexecuted Program Statement with such changes as may have been previously agreed in writing by Buyer and Seller, will be final and binding.

(ii) If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”) then Buyer and Seller will appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, will resolve the Disputed Amounts only and make any adjustments to the Closing Unexecuted Program Adjustment and the Closing Unexecuted Program Statement, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants will only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Unexecuted Program Statement and the Statement of Objections, respectively.

(iii) The fees and expenses of the Independent Accountant will be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(iv) The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Unexecuted Program Statement and/or the Closing Unexecuted Program Adjustment shall be conclusive and binding upon the parties hereto.

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(d) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within two (2) Business Days of acceptance of the Closing Unexecuted Program Statement or (y) if the Closing Unexecuted Program Statement is disputed by Seller, then within two (2) Business Days of the resolution described in clause (c) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by the party who is owed the Post-Closing Adjustment.

Section 2.09 Post-Closing Remittances. At any time within 180 days following the Closing Date, when Buyer receives any request for payment from a vendor for any Executed Program, Buyer shall promptly communicate such request and provide any supporting documentation received from such a requesting party to Seller and Seller shall promptly satisfy such request for payment and provide evidence of such satisfaction to Buyer, if requested by Buyer. At any time within 180 days following the Closing Date, when Seller receives a request for payment from a vendor in connection with any Unexecuted Program, Seller shall promptly inform Buyer of such request and provide any supporting documentation received from the requesting party to Buyer and Buyer shall promptly satisfy such request for payment and provide evidence of such satisfaction to Seller, if requested by Seller. If at any time following the Closing Date, Seller receives payment of any Accounts Receivable, it shall promptly pay such amount to Buyer by wire transfer of immediately available funds. If at any time following the Closing Date, Buyer receives payment of any accounts receivable of Seller that are not Accounts Receivable, it shall promptly pay such amount to Seller by wire transfer of immediately available funds.

Section 2.10 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price such amounts that Buyer may be required to deduct and withhold under any provision of Tax Law applicable to the Transactions contemplated hereby. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place at the offices of Faegre Drinker Biddle & Reath LLP at 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402 or remotely by exchange of documents and signatures (or their electronic counterparts), at 10:00 a.m. local time, on the fifth Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing shall be effective as of 11:59 p.m. local time on the Closing Date.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in form and substance reasonably acceptable to Buyer and Seller (the “Bill of Sale”), duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

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(ii) an assignment and assumption agreement in form and substance reasonably acceptable to Buyer and Seller (the “Assignment and Assumption Agreement”) effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities, the Escrow Agreement, and the Transition Services Agreement, each duly executed by Seller;

(iii) with respect to the Colonial Lease, an Assignment and Assumption of Lease in form and substance reasonably acceptable to Buyer and Seller (the “Assignment and Assumption of Lease”), duly executed by Seller and, if necessary, Seller’s signature shall be witnessed and/or notarized;

(iv) the Seller Closing Certificate;

(v) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f);

(vi) general release and payoff letters, if any, duly executed by or on behalf of the applicable lenders, in connection with the repayment by Seller of any Closing Indebtedness with respect to the Business at the Closing, accompanied by a confirmation of release of any liens (including UCC-3 termination statements for any financing statements encumbering the Purchased Assets) upon the payment of the amount set forth in such payoff letters, in each case in form and substance reasonably acceptable to Buyer, each delivered to Buyer at least three (3) Business Days prior to the Closing;

(vii) invoices and payment instructions with respect to the Closing Transaction Expenses from Persons owed any Closing Transaction Expenses (other than directors officers and employees), each delivered to Buyer at least three (3) Business Days prior to the Closing;

(viii) all consents, authorizations, orders and approvals from the third parties referred to in Section 3.02(a)(viii) of the Disclosure Letters, in each case, in form and substance reasonably satisfactory to Buyer;

(ix) an affidavit from Seller in the form provided pursuant to the Treasury Regulations promulgated under Section 1445 of the Code that Seller is not a “foreign person” as such term is defined in Section 1445 of the Code, or a Form W-9;

(x) Employment offer letters executed by the Key Employees, in form and substance satisfactory to Buyer;

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(xi) Assignment(s) in form and substance reasonably acceptable to Buyer and Seller, duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer; and

(xii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Closing Date Payment, by wire transfer of immediately available funds to the accounts and in the amounts specified in the Flow of Funds Statement;

(ii) the Assignment and Assumption Agreement, the Escrow Agreement, and the Transition Services Agreement, each duly executed by Buyer;

(iii) with respect to the Colonial Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;

(iv) the Buyer Closing Certificate; and

(v) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f).

(c) At the Closing, Buyer shall also:

(i) pay, on behalf of Seller, the following amounts:

(A) the Closing Indebtedness, by wire transfer of immediately available funds to the accounts and in the amounts specified in the Flow of Funds Statement;

(B) the Closing Transaction Expenses, by wire transfer of immediately available funds to the accounts and in the amounts specified in the Flow of Funds Statement; and

(C) the Escrow Amount, by wire transfer of immediately available funds to the account designated by the Escrow Agent.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (i) as set forth in the in the registration statements and reports filed by Seller with the SEC under the Securities Act and the Exchange Act since January 1, 2020 (the “SEC Reports”) and publicly available not less than two Business Days prior to the date of this Agreement (the relevance of which disclosure is reasonably apparent in the SEC Reports and other than any disclosures contained under captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (ii) as set forth in the correspondingly numbered sections of the Disclosure Letters delivered to Buyer by Seller contemporaneously with the execution and delivery of this Agreement (it being agreed that disclosure of any item in the Disclosure Letters corresponding to any section or subsection of the following representations and warranties will be deemed disclosure with respect to any other section or subsection of the following representations and warranties, but only to the extent that the relevance of such item to such other section or subsection of the following representations and warranties is reasonably apparent on its face), Seller hereby represents and warrants to Buyer as set forth below in this ARTICLE IV:

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Letters sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02 Authority of Seller. Subject to obtaining Shareholder Approval and assuming the accuracy of the representations set forth in Section 5.09, Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. Subject to obtaining Shareholder Approval and assuming the accuracy of the representations set forth in Section 5.09, the execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 Board Approval. The Seller Board has unanimously adopted resolutions, which as of the date of this Agreement have not been rescinded or modified, (a) determining that this Agreement and the Transactions are fair to and for the best interests of Seller and its shareholders, (b) declaring it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement, (c) approving and declaring advisable the Transactions, and (d) resolving to recommend to Seller’s shareholders that they approve and authorize the Transactions at the Shareholder Meeting (subject to the right of the Seller Board to change its recommendation as set forth herein).

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Section 4.04 No Conflicts; Consents.

(a) No notifications, consents, registrations, approvals, permits or authorizations are required to be obtained by Seller from any Governmental Authority in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by Seller or the consummation of the Transactions, except for (i) the filing with the SEC of the Proxy Statement and actions described in Section 6.15 including the satisfaction of any comments of the SEC or its staff regarding the Proxy Statement, and (ii) such other notifications, consents, registrations, approvals, permits or authorizations that are required to be obtained by Seller from a Governmental Authority, the failure of which to obtain would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b) The execution, delivery, and performance of this Agreement by Seller, and the consummation by Seller of the Transactions do not and will not: (i) assuming that all notifications, consents, registrations, approvals, permits or authorizations contemplated by Section 4.04(a) have been obtained or made, conflict with or violate any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (ii) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller; (iii) except as set forth in Section 4.04(b)(iii) of the Disclosure Letters, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Assigned Contract.

Section 4.05 SEC Reports; Financial Statements; Undisclosed Liabilities. Except (i) as set forth in Section 4.05 of the Disclosure Letters or (ii) as set forth in the SEC Reports and publicly available at least two Business Days prior to the date of this Agreement:

(a) Seller has filed all reports required to be filed by Seller with the SEC under the Exchange Act since January 1, 2020.

(b) As of its respective date, or, if amended, as of the date of the last such amendment, each of the SEC Reports when filed or furnished (or, if applicable, when amended) complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes‑Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, and, except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Knowledge of Seller, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation.

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(c) The consolidated financial statements of Seller included in the SEC Reports (the “Financial Statements”) have been derived from the accounting books and records of Seller and (i) as of their respective dates of filing with the SEC complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted by Form 10-Q and Regulation S‑X) and (iii) fairly present, in all material respects, Seller’s consolidated financial position, consolidated results of operations, and, where included, consolidated stockholders’ equity and consolidated cash flows at and for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes).

(d) There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports and none of the SEC Reports is, to the Knowledge of Seller, the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Seller, threatened, in each case regarding any accounting practices of Seller.

(e) Seller does not have any Liabilities of any nature relating to the Business required to be set forth in the “liabilities” column of a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto, except (i) as reflected or reserved against the consolidated balance sheet of Seller as of March 31, 2023, (ii) for Liabilities incurred in the ordinary course of the Business since March 31, 2023, and (iii) for Liabilities arising out of or in connection with this Agreement or the transactions hereby.

Section 4.06 Absence of Certain Changes, Events and Conditions. Except as contemplated by this Agreement or as set forth on Section 4.06 of the Disclosure Letters, since January 1, 2022, (i) Seller has conducted the Business in the ordinary course of business, (ii) there has not been with respect to the Business any event, change in circumstances or effect involving, or other change in, the financial condition, properties, assets, Liabilities, business or results of operations of Seller, or any circumstance, occurrence or development, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, and (iii) and there has not been, with respect to the Business, any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) incurrence of any Indebtedness in connection with the Business in an aggregate amount exceeding $50,000, except unsecured current Liabilities incurred in the ordinary course of business;

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(c) sale or other disposition of any of the Purchased Assets shown or reflected in the Seller Balance Sheet, except for the sale of Inventory in the ordinary course of business and except for any Purchased Assets having an aggregate value of less than $50,000;

(d) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(e) capital expenditures in an aggregate amount exceeding $50,000 that would constitute an Assumed Liability;

(f) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(g) material increase in the compensation of any Employees; other than as provided for in any written agreements or in the ordinary course of business;

(h) adoption, termination, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of Seller by more than 10% of its existing annual obligations to such plans;

(i) material damage, destruction or loss, of any Purchased Assets, whether or not covered by insurance;

(j) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(k) purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $50,000, except for purchases of Inventory or supplies in the ordinary course of business;

(l) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing; or

(m) entry into any Material Contract relating to the Business.

Section 4.07 Material Contracts. Each Material Contract is legal, valid, and binding on Seller, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither Seller, nor to the Knowledge of Seller, any third party is in breach or default, or has received written notice of breach or default, of any Material Contract. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by Seller, or, to the Knowledge of Seller, any other party thereto.

Section 4.08 Title to Tangible Personal Property. Except as set forth in Section 4.08 of the Disclosure Letters, Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

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Section 4.09 Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

Section 4.10 Real Property.

(a) Seller does not own any real property. Section 4.10(a) of the Disclosure Letters sets forth all leases, subleases or other occupancy arrangements with respect to the Business pursuant to which Seller is a party or has a right to use real property owned by another Person (the “Leases”), including the address or location and the nature of Seller’s use of the Leased Real Property.

(b) Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Letters lists (i) all Intellectual Property Registrations and (ii) all Intellectual Property Agreements that are material to the conduct of the Business (excluding shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software with annual license or subscription fees or a replacement value of less than $250,000). Except as set forth in Section 4.11(a) of the Disclosure Letters, or as would not have a Material Adverse Effect, Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.

(b) Except as set forth in Section 4.11(b) of the Disclosure Letters, or as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 4.11(b) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

Section 4.12 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.12(a) of the Disclosure Letters, there are no Actions or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities, which if determined adversely to Seller would result in a Material Adverse Effect.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets which would have a Material Adverse Effect.

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Section 4.13 Compliance With Laws; Permits.

(a) Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and us of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) Seller is, and has been since January 1, 2020, in compliance in all material respects with, and not in default or under or in violation of any Law or Governmental Order applicable to Seller or conduct of the Business or the ownership and use of the Purchased Assets. Since January 1, 2020, no Governmental Authority has issued any notice or notification stating that Seller is not in compliance with any Law or Governmental Order in any material respect. To the Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to form the basis for any such violation of any applicable Law or Governmental Order.

(c) All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. Seller is, and has been since January 1, 2020, in all material respects, in compliance with all Permits, necessary for the conduct of the Business. There are no Actions pending or, to the Knowledge of Seller, threatened, that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation or adverse modification or limitation of any such Permit.

(d) None of the representations and warranties in this Section 4.13 shall be deemed to relate to environmental matters (which are governed by Section 4.14), employee benefits matters (which are governed by Section 4.15), employment matters (which are governed by Section 4.16) or tax matters (which are governed by Section 4.17).

Section 4.14 Environmental Matters.

(a) Except as would not have a Material Adverse Effect, to Seller’s Knowledge, the operations of Seller with respect to the Business and the Purchased Assets are in compliance with all Environmental Laws. Seller has not, within the past three years, received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

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(b) Except as would not have a Material Adverse Effect, to Seller’s Knowledge, Seller has obtained and is in material compliance with all material Environmental Permits (each of which is disclosed in Section 4.14(b) of the Disclosure Letters) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets.

(c) None of the Leased Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to any off-site treatment, storage or disposal facilities or any other locations used by the Business for disposition of Hazardous Materials.

(d) Except as would not have a Material Adverse Effect, to Seller’s Knowledge, within the past three years, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business, the Purchased Assets or any Real Property, and Seller has not received any Environmental Notice that the Business or any of the Purchased Assets or Real Property has been contaminated with any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e) Seller has previously Made Available any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business, the Purchased Assets or any Leased Real Property which are in the possession Seller.

(f) The representations and warranties set forth in this Section 4.14 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 4.15 Employee Benefit Matters.

(a) Section 4.15(a) of the Disclosure Letters lists all material Benefit Plans. For purposes of this Agreement a “Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, and (iii) any pension, benefit, compensation, stock or stock-based, stock purchase, stock option, equity or equity-based compensation, severance, employment, consulting, profit-sharing, change-of-control, bonus, incentive, commission, performance award, phantom equity, deferred compensation, severance, unemployment, benefits continuation, salary continuation, retention, tuition reimbursement, vacation, paid time off, insurance (including any self-insured arrangements), cafeteria, medical, dental, vision, hearing, welfare, prescription benefits, disability, sick leave benefits, life insurance, fringe benefit (cash or non-cash) employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits) or (iv) any loan to or for the benefit of an officer of Seller in each case whether or not reduced to writing and whether funded or unfunded, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Sellers for the benefit of any current or former employee, officer, director, retiree, independent contractor or any spouse or dependent of such individual or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer of any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

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(b) With respect to each Benefit Plan, if applicable, Seller has Made Available true and complete copies of (i) the plan document and any amendments thereto and for any unwritten plan, a summary of the material terms), (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules) and tax return on Form 990, (iv) the most recent annual audited financial statements and opinion, (v) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter received from the IRS and (vi) any related trust or funding agreements or insurance policies.

(c) Neither Seller nor any of its ERISA Affiliates maintains, sponsors, administers or contributes to (or is required to sponsor, maintain, administer or contribute to), or has maintained, sponsored or contributed to, or has any Liability under or with respect to, (i) any employee benefit plan subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) any multiple employer plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA..

(d) Each Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with its terms and such Laws. With respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination or opinion letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption. Nothing has occurred with respect to any Benefit Plan that could reasonably be expected to subject Buyer to any Liability.

(e) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in any “parachute payment” under Section 280G of the Code, without regard to whether such payments are considered to be reasonable compensation for services rendered.

(f) The representations and warranties set forth in this Section 4.15 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

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Section 4.16 Employment Matters.

(a) Section 4.16(a) of the Disclosure Letters sets forth a true and correct list of all Employees, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such Employee the following: (i) name; (ii) title or position; (iii) hire date or engagement date; (iv) regular number of hours scheduled to work each week; (v) exempt/non-exempt status; (vi) current annual base compensation rate; and (vii) commission, bonus or other incentive-based compensation opportunity.

(b) Except as set forth on Section 4.16(b) of the Disclosure Letters, with respect to the Business: (i) Seller is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) Seller has withheld and reported all amounts required by Law or Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) there is no unfair labor practice complaint against Seller pending or, to the Knowledge of Seller, threatened before any Governmental Authority with respect to Seller; (iv) Seller has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to wages, unemployment compensation, benefits, social security or other benefits or obligations for employees; (v) there are no discrimination or other employment-related charges or complaints pending before any Governmental Authority against Seller or, to the Knowledge of Seller, threatened against Seller; (vi) Seller is not bound by any employment, consulting, severance, separation, change in control or retention contract with any of its directors, officers or Employees; (vii) Seller has no liabilities to any Employees relating to workers’ compensation benefits that are not fully insured against by third-party insurance carriers; and (viii) Seller has been in material compliance with and has not materially violated the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, or any related regulations promulgated thereunder (the “Immigration Laws”).

(c) Seller is not a party to or otherwise bound by any collective bargaining or other agreement with a labor organization representing any of the Employees. Since January 1, 2020, there has not been any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees, nor, to the Knowledge of Seller, has there been any threats of a strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees.

(d) With respect to each Transferred Employee, Seller has supplied to Buyer a Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by Seller pursuant to the Immigration Laws. Since January 1, 2020, Seller has not been warned, fined or otherwise penalized by reason of its failure to comply with the Immigration Laws, nor is any such proceeding pending or, to Knowledge of Seller, threatened.

(e) The representations and warranties set forth in this Section 4.16 are Seller’s sole and exclusive representations and warranties regarding employment matters.

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Section 4.17 Taxes.

(a) Seller has timely filed or will timely file (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period. Such Tax Returns are true, complete and correct in all material respects and comply with applicable Law. All Taxes due and owing by Seller for all Pre-Closing Tax Periods (whether or not shown on any Tax Return) have been, or will be, timely paid by Seller. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. No waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns of Seller have been audited by a Governmental Authority or are closed by the applicable statute of limitations for all taxable years through 2017. No Tax Return of Seller is under audit by a Governmental Authority, and no notice of such an audit has been received by Seller. There are no proceedings pending or threatened in writing for or relating to Taxes.

(b) Seller has withheld or collected and timely paid to the proper Governmental Authority all Taxes required to be withheld, collected, or paid by it or set aside in appropriate accounts for such purpose if such Taxes have not been required to have been paid over to a Governmental Authority and Seller has complied with all applicable Tax information reporting requirements related to such withholding in each case with respect to the Business, except for sales tax in certain open tax years for which the Company has accrued any amounts of sales tax, interest and penalties that could be assessed. Seller has timely obtained or provided (as applicable), in good faith, any applicable Tax Exemption Certificates or similar documentation from its customers or to its vendors (as applicable) in order to confirm the Tax treatment of any transaction or otherwise support the Tax position asserted by Seller, and such documentation is true and accurate in all respects.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller with respect to the Business. No Tax Return of Seller is under audit by the any Governmental Authority, and no notice of such an audit has been received by Seller in writing. There are no proceedings pending or threatened in writing for or relating to Taxes.

(d) There are no Encumbrances for Taxes upon any of the Purchased Assets except for Taxes not yet due and payable.

(e) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

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(f) No written claim has ever been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns with respect to the Business that it is or could be subject to taxation by that jurisdiction, nor is there any reasonable basis for such a claim.

(g) Seller has not been a member of any affiliated group of entities which has filed a combined, consolidated, or unitary income Tax Return with any Governmental Authority.

(h) Seller is not liable for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 or any similar provision of any applicable Law except for the group of which it is currently a member, (ii) under any Tax-sharing or Tax allocation agreement or any other agreement or contract providing for payments with respect to Taxes.

(i) Since the date of the last Financial Statements, Seller has not incurred any Liabilities for Taxes except in the ordinary course of business consistent with past practice.

(j) There are no joint ventures, partnerships, limited liability companies or other arrangements or contracts relating to the Business to which Seller is a party and could be treated as a partnership for Tax purposes.

(k) No position has been taken on any Tax Return for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is substantially similar to any position which a Governmental Authority has successfully challenged in the course of an examination of a Tax Return of Seller. Seller has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2), nor has Seller participated in any transaction which is treated similarly under state, local or foreign Tax Law.

(l) Seller is selling all of the non-inventory tangible personal property held by it in the regular course of the Business, and has not engaged in more than two sales of such assets within the last twelve months preceding the Closing.

(m) Seller is not a party to any Contracts that could result (including by reason of this Agreement) separately or in the aggregate in any payment of an “excess parachute payment” within the meaning of Section 280G of the Code.

(n) Except for certain representations related to Taxes in Section 4.15, the representations and warranties set forth in this Section 4.17 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

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Section 4.18 Customers and Suppliers.

(a) Section 4.18(a) of the Disclosure Letters sets forth with respect to the Business (i) the top 15 customers for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the billed amounts for each Material Customer during such periods. Except as set forth in Section 4.18(a) of the Disclosure Letters, Seller has not any written notice, and has no reasonable basis to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.18(b) of the Disclosure Letters sets forth with respect to the Business (i) the top 10 suppliers for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.18(b) of the Disclosure Letters, Seller has not received any written notice, and has no reasonable basis to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.19 Brokers. Except for fees payable by Seller to CCS Transactions, LLC and Chardan Capital Markets, LLC (collectively, “Seller Financial Advisors”), which fees will be paid by Seller directly to such Seller Financial Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions.

Section 4.20 Privacy and Data Security. Seller have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personally identifiable information in the conduct of the Business, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller has provided legally adequate notice of its privacy practices in its privacy policies, and has made necessary disclosures to, and obtained and complied with any necessary consents or authorizations from, users, customers, and other applicable Persons as required by applicable Laws and Contracts. To Seller’s Knowledge, in the past three (3) years, Seller has not: (i) experienced any actual data breach or other security incident involving personally identifiable information or Seller Data in its possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning Seller’s collection, use, processing, storage, transfer, or protection of personally identifiable information or actual violation of any applicable Law concerning privacy, data security, or data breach notification, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.21 Accounts Receivable. The Accounts Receivable (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

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Section 4.22 Opinion of Financial Advisor. The Seller Board has received the opinion of CCS Transactions, LLC (and, if it is in writing, has Made Available a copy of such opinion), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications conditions and other matters set forth therein, the Purchase Price to be received in the Transactions is fair, from a financial point of view, to Seller, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.23 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Letters), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as set forth below in this ARTICLE V:

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota.

Section 5.02 Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 5.03 No Conflicts; Consents.

(a) No notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions hereby, except for applicable requirements of the Exchange Act and such other notifications, consents, registrations, approvals, permits or authorizations that are required to be obtained by Buyer from a Governmental Authority, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer do not, and the consummation by Buyer of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Buyer, (ii) with or without notice, lapse of time or both, a breach or violation of, or a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under or the creation of any Lien under any Contracts binding upon Buyer or, assuming compliance with the matters referred to in Section 5.03(a), under any Law, Permit or Governmental Order to which Buyer is subject, except, in the case of clause (ii) above, as would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transactions.

Section 5.06 Solvency. Immediately after giving effect to the Transactions, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the Transactions, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.07 Legal Proceedings. There are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

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Section 5.08 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in this Agreement (including related portions of the Disclosure Letters), the other Transaction Documents, the Disclosure Letters attached hereto, or any certificate or document delivered to Buyer pursuant to this Agreement; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Disclosure Letters) and the other Transaction Documents.

Section 5.09 Ownership of Seller Common Stock. Neither Buyer nor any of its Affiliates “owns” (as defined in Section 203(c)(9) of the Delaware General Corporation Law) any shares of Seller Common Stock.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (a) conduct the Business in the ordinary course of business of Seller; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(c) use commercially reasonable efforts to defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(d) perform all of its obligations under all Assigned Contracts;

(e) comply in all material respects with all Laws applicable to the conduct of the Business; and

(f) not take or permit any action to be taken on behalf of Seller that would cause any of the changes, events or conditions described in Section 4.06 to occur (except with respect to Section 4.06(j), as it relates to adoption of any plan of merger, consolidation or reorganization).

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Section 6.02 Acquisition Proposals.

(a) Solicitation or Negotiation. Seller agrees that, except as expressly permitted by this Section 6.02, neither it nor any of its Affiliates will, and Seller will direct and use its commercially reasonable efforts to cause its and its Affiliates’ Representatives not to:

(i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, except to notify such Person of the existence of this Section 6.02; or

(iii) approve, support, adopt, endorse or recommend any Acquisition Proposal or any Contract with respect thereto.

(b) Response to Acquisition Proposals. Notwithstanding anything in the foregoing to the contrary, prior to, but not after, the date and time at which the Shareholder Approval is obtained (“End Date”), if Seller receives a written Acquisition Proposal that did not result from a breach of this Section 6.02 and which the Seller Board determines in good faith to be bona fide, Seller and its Representatives may (i) after having complied with Section 6.02(f), provide information in response to a request therefor by the Person who has made such Acquisition Proposal, but only if Seller receives from the Person so requesting such information an executed confidentiality agreement on terms no less restrictive in the aggregate to such Person than those contained in the Confidentiality Agreement and prior to or concurrently with disclosing any information to such Person or any of its Affiliates or Representatives in response to such Acquisition Proposal, Seller makes such information available to Buyer (to the extent such information has not been previously made available to Buyer); (ii) after having complied with Section 6.02(f), engage or participate in any discussions or negotiations with such Person; and (iii) after having complied with Section 6.02(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in clause (i) or (ii) above, the Seller Board determines in good faith after consultation with outside legal counsel that the failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the directors’ fiduciary duties under applicable Law, (B) in each such case referred to in clause (i) or (ii) above, the Seller Board has determined in good faith based on the information then available and after consultation with outside legal counsel and Seller’s financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely to result in a Superior Proposal, and (C) in the case referred to in clause (iii) above, the Seller Board determines in good faith (after consultation with outside legal counsel and Seller’s financial advisor) that such Acquisition Proposal is a Superior Proposal.

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(c) Change of Recommendation; Alternative Acquisition Agreement.

(i) The Seller Board and each committee of the Seller Board will not, directly or indirectly:

(A) (1) except as expressly permitted by this Section 6.02, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Buyer, the Seller Board Recommendation with respect to the Transactions, or (2) approve, propose to approve, resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal; or

(B) except as expressly permitted by, and after compliance with, Section 9.03(a) hereof, cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (other than a confidentiality agreement referred to in Section 6.02(b) entered into in compliance with Section 6.02(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, the Seller Board may withhold, withdraw, qualify or modify the Seller Board Recommendation (a “Change of Recommendation”) prior to the End Date if the Seller Board determines in good faith based on information then available, after consultation with outside legal counsel and its financial advisor, that an Acquisition Proposal is a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with directors’ fiduciary duties under applicable Law; provided, however, that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 9.03(a) with respect to a Superior Proposal unless: (A) Seller notifies Buyer in writing, ten (10) calendar days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 9.03(a) with respect to a Superior Proposal, which notice will specify the reasons for such action and will specify the identity of the party who made such Superior Proposal and, in reasonable detail, all of the material terms and conditions of such Superior Proposal and attach the most current version of the agreement reflecting such terms and conditions; (B) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal, or taking any action pursuant to Section 9.03(a) with respect to a Superior Proposal, Seller will negotiate in good faith with Buyer during such ten (10) calendar day period (to the extent that Buyer desires to negotiate) to make such revisions to the terms of this Agreement or consider a possible alternative transaction with Buyer so that the Acquisition Proposal that is the subject of the notice ceases to be a Superior Proposal; and (C) the Seller Board will have considered in good faith any changes to this Agreement offered in writing by Buyer and will have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Buyer were to be given effect; provided that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 9.03(a) with respect to a Superior Proposal, prior to the time that is ten (10) calendar days after it has provided the written notice required by clause (A) above; provided, further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, Seller will provide written notice of such modified Acquisition Proposal and will again comply with this Section 6.02(c), except that the deadline for such new written notice will be reduced to five (5) calendar days (rather than the ten calendar days otherwise contemplated by this Section 6.02(c)) and the time Seller will be permitted to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 9.03(a) with respect to a Superior Proposal, will be reduced to the time that is five (5) calendar days after it has provided such written notice (rather than the time that is ten (10) calendar days otherwise contemplated by this Section 6.02(c)).

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(iii) A Change of Recommendation may also be made at any time prior to the End Date if:

(A) there shall occur or arise after the date of this Agreement a material and fundamental development or material and fundamental change in circumstances that relates to the Business that does not relate to any Acquisition Proposal (any such material development or material change in circumstances unrelated to an Acquisition Proposal being referred to in this Agreement as an “Intervening Event”) provided, however, that in no event shall the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal constitute or be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event;

(B) Seller had no Knowledge of Seller of such Intervening Event as of the date of this Agreement and such Intervening Event was not reasonably foreseeable or, if Seller had Knowledge of Seller of such Intervening Event as of the date of this Agreement, the consequences of such Intervening Event were not reasonably foreseeable;

(C) the Seller Board determines in good faith, after consultation with outside legal counsel, that, in light of such Intervening Event, the failure to make a Change of Recommendation, if this Agreement were not amended or an alternative transaction with Buyer were not entered into, would be inconsistent with the directors’ fiduciary duties under applicable Law;

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(D) a Change of Recommendation is not made at any time within the period of ten (10) calendar days after Buyer receives written notice from Seller confirming that the Seller Board has determined that the failure to make a Change of Recommendation in light of such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law (which notice specifies, in reasonable detail, the reasons for such action);

(E) during such ten (10) calendar day period, if requested by Buyer, Seller engages in good faith negotiations with Buyer to amend this Agreement or enter into an alternative transaction with Buyer so that the failure to make a Change of Recommendation in light of such Intervening Event would not be inconsistent with the directors’ fiduciary duties under applicable Law; and

(F) at the end of such ten (10) calendar day period, the Seller Board determines in good faith, after consultation with outside legal counsel, that the failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law in light of such Intervening Event (taking into account any written proposal submitted to Seller by Buyer to amend this Agreement or enter into an alternative transaction with Buyer as a result of the negotiations contemplated by clause (E) above).

(d) Certain Permitted Disclosure; Standstills.

(i) Nothing in this Agreement shall prohibit Seller or the Seller Board from disclosing to Seller’s shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, Seller shall first comply with Section 6.02(c), (e) and (f), to the extent applicable to such disclosure.

(ii) Seller shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to the End Date, Seller may grant a waiver or release under any standstill agreement if the Seller Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Seller shall provide written notice to Buyer of any waiver or release of any standstill by Seller, including disclosure of the identities of the parties thereto and circumstances relating thereto. Except for the waiver or release of standstill as contemplated by this Section 6.02(d)(ii), Seller shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which Seller or any of its Affiliates is a party or under which Seller or any of its Affiliates has any rights. Seller shall not, and shall not permit any of its Representatives to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits Seller or any of its Affiliates from providing Buyer the information specifically required to be provided to Buyer pursuant to this Section 6.02.

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(e) Existing Discussions. Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, immediately terminate access by any third party to any physical or electronic data room relating to any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, and will take the necessary steps to promptly inform such individuals or entities of the obligations undertaken in this Section 6.02. Seller also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of an acquisition of Seller to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Seller or any of its Representatives.

(f) Notice. Seller agrees that it will promptly (and, in any event, within 24 hours) notify Buyer if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed Contracts) and thereafter will keep Buyer informed on a current (and no less than daily basis) of the status of any such discussions or negotiations. In the event that any party modifies its Acquisition Proposal in any respect, Seller will notify Buyer orally and in writing within 24 hours of receipt of such modification of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). Seller agrees that it will not enter any confidentiality (or similar) agreement subsequent to the date of this Agreement that prohibits Seller from providing to Buyer such material terms and conditions and other information. Seller will promptly (and in any event within 24 hours thereafter) notify Buyer of the identity of any Person with which Seller enters into such a confidentiality (or similar) agreement.

(g) Breach. Without limiting the foregoing, Seller agrees that any violation of the restrictions set forth in this Section 6.02 by any Representative of Seller shall constitute a breach by Seller of this Section 6.02.

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Section 6.03 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) promptly furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 6.03 shall be submitted or directed exclusively to the Chief Executive Officer or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion after consultation with legal counsel: (x) jeopardize any attorney-client or other privilege provided, that, to the extent any information is withheld pursuant to any applicable privileges (including the attorney-client privilege) the, Seller will promptly provide Buyer with a privilege log or summary describing with reasonable specificity the topics and general nature of the information withheld and why it is being withheld, and shall take such actions as Buyer and Seller shall mutually agree, acting in good faith, to allow Buyer (or its Representatives, if applicable) to gain access to such information without losing any privilege; (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive, destructive or subsurface investigations of the Leased Real Property or any other environmental sampling (such as indoor air sampling). Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.03. No investigation by Buyer shall affect Seller’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Buyer pursuant to this Agreement.

Section 6.04 Supplement to Disclosure Letters. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Letters hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”) provided, that any Schedule Supplement shall be provided no later than five (5) Business Days prior to Closing. Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) or Section 7.02(b) have been satisfied; provided, however, that if Buyer has the right to terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement; provided, however, that if such right is not exercised, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

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Section 6.05 Employees and Employee Benefits.

(a) Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to the Key Employees and certain other Employees at Buyer’s sole discretion (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”).

(b) Provided that Buyer is provided with the data necessary to do so in a form reasonably acceptable to Buyer, with respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, and eligibility purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c) Effective as soon as practicable following the Closing Date, Buyer may, but shall not be obligated to cause one or more defined contribution savings plans intended to qualify under sections 401(a) and 401(k) of the Code (the “Buyer Savings Plan”) to provide for the receipt of Transferred Employees’ lump sum cash distributions, in the form of an eligible rollover distribution from a defined contribution retirement plan maintained by Seller (the “Seller Savings Plan”), provided such rollovers are made at the election of the Transferred Employees and in accordance with the terms of the Buyer Savings Plan. Seller shall cause the Seller Savings Plan to fully vest Transferred Employees in their accounts immediately prior to the Closing.

(d) Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain solely liable for all eligible claims for benefits under the Benefit Plans that are incurred prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates, provided however, that all claims relating to a hospital confinement that begins before the Closing but continues thereafter shall be treated as incurred before the Closing.

(e) Buyer and Seller intend that the Transactions should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer, including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that each such Employee will have continuous employment immediately before and immediately after the Closing. Buyer shall be liable and hold Seller harmless for any claims relating to any actions of Buyer with respect to the employment of any Transferred Employee that arises in connection with or following the Closing.

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(f) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(g) Buyer shall be responsible for the provision of notices and continuation coverage required by the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended for each individual who is or becomes an “M&A qualified beneficiary” (as such term is defined in Treasury Regulation Section 54.4980B-9) in connection with the consummation of the transactions contemplated by this Agreement.

(h) This Section 6.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.05 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.06 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.06 shall nonetheless continue in full force and effect.

Section 6.07 Non-Compete; Non-Solicitation. To further ensure that Buyer receives the expected benefits of acquiring the Business, throughout the period that begins on the Closing Date and ends on the third anniversary of the Closing Date (the “Restricted Period”):

(a) Seller shall not, directly or indirectly, through an Affiliate or otherwise, either for its own benefit or for the benefit of any other Person other than Buyer or its Affiliates, without the prior written consent of Buyer, which consent may be withheld by Buyer in its sole discretion, (i) engage in or assist other in engaging in the Restricted Business in the United States or anywhere in the world where Seller does business as of the effective time of the Closing (“Restricted Territory”) in any manner or capacity (e.g., through any form of ownership or as an advisor, principal, agent, partner, manager, officer, director, employee, employer, consultant, member of any association, lender or otherwise) in any aspect of the Business or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant.

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(b) Seller shall not, directly or indirectly, solicit for employment, employ, or attempt to employ any Transferred Employee or otherwise interfere with or disrupt any such employment relationship (contractual or other) between any Transferred Employee, on the one hand, and Buyer or its Affiliates, on the other hand, except that nothing herein prohibits Seller or its Affiliates from any (1) general solicitation for employment (including in any newspaper or magazine, over the internet or by any search or employment agency) if not specifically directed towards any Transferred Employee or (2) hiring of any individual where the initial contact with such individual regarding such hiring primarily arose from any such general solicitation.

(c) Seller specifically acknowledges and agrees that (i) this Section 6.07, including the geographic boundaries, scope of prohibited activities and the duration of the provisions in this Section 6.07, is reasonable and no broader than necessary to ensure that Buyer receives the expected benefits of acquiring, and enjoys the goodwill of, the Business; (ii) Buyer has refused to enter into this Agreement in the absence of this Section 6.07; and (iii) breach of this Section 6.07 will harm Buyer to such an extent that monetary damages alone may be an inadequate remedy and Buyer may not have an adequate remedy at law. Therefore, in the event of a breach by Seller of this Section 6.07, (1) Buyer (in addition to all other remedies Buyer may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) restraining Seller from committing or continuing such breach and to enforce specifically this Agreement and its terms and (2) if it is determined that Seller has breached this Section 6.07, then the duration of the Restricted Period with respect to Section 6.07 will be extended beyond its then-scheduled termination date for a period equal to the duration of that breach.

Section 6.08 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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(c) Seller shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04(b)(iii) of the Disclosure Letters; provided, however, that neither Seller not Buyer shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any Books or Records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

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Section 6.11 Public Announcements. The initial press release regarding this Agreement and the Transactions will be a joint press release and thereafter Seller and Buyer each will consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party or any Governmental Authority (including Nasdaq) with respect thereto, except as may be required by Law or by obligations pursuant to any listing Contract with or rules of Nasdaq or by the request of any Governmental Authority. Prior to making any written communications to the employees or independent contractors of Seller or any of its Affiliates pertaining to compensation or benefit matters that are affected by the Transactions, Seller shall provide Buyer with a copy of the intended communication, Buyer shall have a reasonable period of time to review and comment on the communication, and Seller and Buyer shall cooperate in providing any such mutually agreeable communication. Notwithstanding the foregoing, this Section 6.11 shall not apply to any communication (a) that is consistent with the initial press release and the terms of this Agreement and does not contain any information relating to Seller, Buyer or the Transactions that has not been previously announced or made public in accordance with the terms of this Section 6.11, (b) is made in the ordinary course of business and does not primarily relate to this Agreement or the Transactions, (c) any dispute between the parties regarding this Agreement or the Transactions, or (d) with respect to any Change of Recommendation or announcement made with respect to any Acquisition Proposal or related matters in accordance with the terms of this Agreement.

Section 6.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.13 Transfer Taxes. Seller, on the one hand, and Buyer, on the other hand, shall each pay fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax). Buyer and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable law in connection with the payment of any such Taxes described in the immediately preceding sentence. Buyer and Seller shall cooperate in providing each other with appropriate resale exemption certification and other similar Tax and fee documentation.

Section 6.14 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

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Section 6.15 Proxy Statement; Special Meeting.

(a) As promptly as practicable after the date hereof (and in any event within 15 Business Days), Seller shall prepare and file with the SEC a preliminary proxy statement to be used in connection with the solicitation of proxies for use at the Shareholder Meeting (the “Proxy Statement”). Seller and Buyer shall use commercially reasonable efforts to respond to any comments of the SEC and its staff, and Seller shall file a definitive Proxy Statement as soon as reasonably practicable following resolution of any SEC comments and mail to its shareholders the Proxy Statement and all other proxy materials for such Shareholder Meeting. Each of Seller and Buyer shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. If necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, Seller shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 6.02, the Seller Board shall recommend that the stockholders of Seller vote to authorize the Transactions (“Seller Board Recommendation”) and shall include such recommendation in the Proxy Statement; provided, however, that the Seller Board may fail to make, or withdraw, modify or change such recommendation, and shall not be required to include such recommendation in the Proxy Statement, if it shall have made a Change of Recommendation.

(b) Seller shall, in accordance with the MBCA and Seller’s Organizational Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholder Meeting”) for the purpose of obtaining the Shareholder Approval and the other matters described in this Section 6.15(b) as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC (with the record date and meeting date to be set by the Seller Board after consultation with Buyer). Seller shall use commercially reasonable efforts to solicit from its shareholders proxies for the purposes of obtaining the Shareholder Approval and to obtain Shareholder Approval in accordance with the MBCA, Seller’s Organizational Documents, the Exchange Act and the rules of Nasdaq. Seller shall, upon the reasonable request of Buyer, advise Buyer at least on a daily basis on each of the last seven Business Days prior to the date of the Shareholder Meeting as to the aggregate tally of proxies received by Seller with respect to the Shareholder Approval. Without the prior written consent of Buyer, the adoption of this Agreement and the Transactions, a non-binding vote on executive compensation, and approval of a name change of Seller (as contemplated under Section 6.16) shall be the only matters (other than procedural matters) that Seller shall propose to be acted on by the shareholders of Seller at the Shareholder Meeting.

(c) Buyer shall furnish all information concerning Buyer as may be reasonably requested in connection with the preparation and filing with the SEC of the Proxy Statement so as to comply with applicable Law. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and definitive Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and Seller shall consider in such document any comments reasonably and timely proposed by Buyer and its counsel. Seller shall (i) as promptly as practicable after receipt thereof, provide Buyer and its counsel with copies of any written comments, and advise Buyer and its counsel of any comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Buyer and its counsel a reasonable opportunity to review Seller’s proposed response to such comments, and (iii) consider for inclusion in Seller’s written response to such comments any input reasonably and timely proposed by Buyer and its counsel. Buyer hereby represents, covenants and agrees that none of the information to be supplied by or on behalf of Buyer or any Affiliate thereof for inclusion or incorporation by reference in the Proxy Statement shall, at the date it is first mailed to the shareholders of Seller or at the time of the Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein to the extent based on information supplied by Seller in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

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Section 6.16 Name Change. Within ten Business Days after the Closing Date, Seller will and will cause each of its Affiliates to amend the applicable Organizational Documents, amend Seller’s stock ticker symbol with Nasdaq, and take all other actions necessary, to change its name and all names under which it does business to a name that does not include (a) the words “Insignia” or “ISIG” or any word that is a variation of any such words that is confusingly similar or (b) any word that could reasonably be expected to imply any affiliation with Buyer (each, a “Restricted Word”). Seller shall provide Buyer with true, correct and complete copies of the filings with the applicable Governmental Authorities showing that such name changes occurred. Within ten Business Days after the Closing Date and at all times thereafter, Seller will and will cause each of its Affiliates to not use a name that includes any Restricted Word, including on letterhead or other correspondence, employee business cards, accounts or signage.

Section 6.17 Tax Matters Covenant.

(a) Buyer and the Seller shall cooperate in connection with the filing of Tax Returns and any Action with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree to retain all books and records within their possession with respect to Tax matters pertinent to Seller relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Authority. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

(b) In the case of any Taxes that are payable for a Straddle Period, the portion of such Tax attributable to the Pre-Closing Tax Period shall (i) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the Straddle Period multiplied by a fraction the numerator of which is the days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to be equal to the amount that would be payable if the Pre-Closing Tax Period ended on the Closing Date.

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Section 6.18 Guaranty Regarding Buyer’s Obligations. Each party hereto acknowledges that, on the date of this Agreement, Park Printing, Inc., a Minnesota corporation and Affiliate of Buyer, is executing and delivering to Seller, the Guaranty that is attached immediately following the signature pages hereto.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Seller shall have obtained the Shareholder Approval.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in ARTICLE IV shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

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(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the Seller Board authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions.

(f) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the Transactions.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Seller the Closing Date Payment, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Governors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

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ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Seller shall indemnify Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Asset or any Excluded Liability.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Buyer shall indemnify Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) subject to Seller’s obligations in Section 8.02, any Assumed Liability.

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Section 8.04 Certain Limitations. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds $17,500 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) Except in the case of Fraud or Willful Breach, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed ten percent (10%) of the Purchase Price.

(c) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim; provided, however, (i) that the foregoing in no way obligates Buyer to purchase or maintain any insurance policy; and (ii) in no event shall Buyer be required to take any kind of action with respect to such claim against an insurance carrier which issued a policy that is an Excluded Asset as a condition to seeking or recovering indemnification from Seller hereunder. Subject to the immediately preceding sentence, the Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e) Except in the case of Fraud or Willful Breach, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) For all purposes of this ARTICLE VIII, in determining the amount of any Losses suffered by an Indemnitee related to any inaccuracy in or breach of any representation, warranty, agreement or covenant, all qualifications or exceptions in such representation, warranty, agreement or covenant relating to or referring to “materiality” or “Material Adverse Effect” or any similar term or phrase shall be disregarded.

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(h) Seller shall not be liable under this ARTICLE VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had actual knowledge of such inaccuracy or breach prior to the Closing. For purposes of this section, actual knowledge of Buyer shall mean the actual knowledge of Tim Koloski and Brian Koloski.

Section 8.05 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum Liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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Section 8.07 Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud and Willful Misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, except with respect to Section 10.12, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than rights, claims and causes of action arising from Fraud and Willful Misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.12.

Section 8.08 Distributions from Escrow.

(a) In the event that, following the Closing, any Buyer Indemnitee incurs Losses for which it believes he, she or it is entitled to indemnification from Seller in accordance with this Article VIII or any Transaction Document, then promptly after such Buyer Indemnitee’s submission to Seller of a written notice of claim and so long as such Buyer Indemnitee and such Seller agrees to an amount of indemnifiable Losses, such Buyer Indemnitee and Seller shall promptly send a joint disbursement notice to the Escrow Agent instructing the Escrow Agent to transfer to such Buyer Indemnitee from the Escrow Account such funds as are equal to the undisputed amount. In the event that the Buyer Indemnitee and Seller do not agree that such Buyer Indemnitee is entitled to indemnification from such Seller in accordance with this ARTICLE VIII, or the Buyer Indemnitee and Seller do not agree to an undisputed amount of such indemnifiable Losses, then Seller shall be entitled to contest the Buyer Indemnitee’s claim for indemnification in accordance with Section 10.11. In the event such claim relates to an agreed-upon amount of indemnifiable Losses in excess of the then-remaining Escrow Account, then Seller shall promptly pay such excess amount to the Buyer Indemnitee, subject to the limitations in Section 8.04.

(b) On or before the fifth Business Day following January 1, 2024 (such date, the “First Escrow Release Date”), (i) an amount equal to the Bonus Payout will be disbursed to Buyer and (ii) an amount equal to the remainder, if any, after deducting the Bonus Payout from the Bonus Escrow Amount will be disbursed to Seller, in each case in accordance with the terms of the Escrow Agreement. Buyer and Seller shall send a disbursement notice to the Escrow Agent instructing the Escrow Agent to disburse such amounts, if any, to which each is entitled. Each of Seller and Buyer will exercise its respective reasonable best efforts to ensure that each former employee of Seller who is continuously employed by Buyer through December 31, 2023 receives from the Buyer through its payroll provider the amount allocated to them, subject to any applicable tax withholding, in accordance with the terms of the Escrow Agreement (which, with respect to Buyer, shall solely require instructing its payroll provider to pay the Bonus Payout in accordance with the Section).

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(c) On the twelve (12)-month anniversary of the Closing Date (such date, the “Second Escrow Release Date”), an amount equal to the then-remaining Escrow Amount (after taking into account any disbursement of funds prior to the date thereof and less any portion of the Escrow Account subject to any outstanding unresolved claim delivered on or prior to such date) shall be disbursed to Seller, and Buyer and Seller shall send a disbursement notice to the Escrow Agent instructing the Escrow Agent to disburse to Seller the then-remaining Escrow Amount to which Seller is entitled. In the event that any Buyer Indemnitee asserts any claim for indemnification (a) after the Escrow Release Date or (b) at any time after all funds available in the Escrow Account have been fully disbursed, such Buyer Indemnitee may proceed against Seller for indemnification in accordance with this ARTICLE VIII.

Section 8.09 Escrow Costs. The initial administration fees, costs and expenses of the Escrow Agent shall be borne by Buyer. All other fees, costs and expenses of the Escrow Agent (if any) shall be borne equally by Buyer and Seller.

ARTICLE IX

TERMINATION

Section 9.01 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual written consent of Seller and Buyer.

Section 9.02 Termination by Either Buyer or Seller. This Agreement may be terminated at any time prior to the Closing by action of either the Seller Board or the Board of Governors of Buyer if (a) the Closing shall not have occurred by September 30, 2023 (the “Termination Date”), provided that the failure of the Closing to occur by the Termination Date is not primarily the result of a Willful Breach by the party seeking to terminate this Agreement, (b) any Governmental Order issued by a Governmental Authority permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 9.02 will not be available to any party if such Governmental Order was primarily due to the failure of such party to perform any of its obligations under this Agreement or (c) the Shareholder Meeting shall have been held and completed and the Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Shareholder Meeting (or any adjournment or postponement thereof at which such vote was taken).

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Section 9.03 Termination by Seller. This Agreement may be terminated at any time prior to the Closing by Seller by written notice of Seller to Buyer:

(a) at any time prior to the End Date, if (i) Seller has not breached any of the terms of Section 6.02, (ii) Seller has complied with the terms of Section 6.02(c)(ii) and, following the four Business Day period (or shorter period) provided for therein and after consideration of any change to this Agreement proposed in negotiations with Buyer and during such period, the Seller Board authorizes Seller, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) Seller, simultaneous with such termination, pays to Buyer in immediately available funds any fees required to be paid pursuant to Section 9.05; provided, that Seller agrees that it will not enter into the binding agreement referred to in clause (ii) above until at least the fourth Business Day after it has provided the notice to Buyer required by Section 6.02(c), if any, and in the event of any material change to the terms of such Superior Proposal, Seller will, in each case, have delivered to Buyer an additional notice as required by Section 6.02(c) and the notice period will have recommenced; provided, further that Seller does not have the right to terminate this Agreement under this Section 9.03(a) after the End Date; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement, such that Section 7.03(a) or (b) or (a) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 calendar days after written notice thereof is given by Seller to Buyer and (ii) the Termination Date.

Section 9.04 Termination by Buyer. This Agreement may be terminated at any time prior to the Closing by written notice of Buyer to Seller if:

(a) the Seller Board (i) shall have made a Change of Recommendation; (ii) fails to include the Seller Board Recommendation in the Proxy Statement; (iii) shall have failed to reaffirm its approval or recommendation of this Agreement and the sale of the Business as promptly as reasonably practicable (but in any event within five Business Days after receipt of any written request to do so from Buyer) at any time following the public disclosure of an Acquisition Proposal; or (iv) prior to ten Business Days after the commencement of a tender or exchange offer for outstanding equity securities of Seller that has been publicly disclosed (other than by Buyer or an Affiliate of Buyer), shall fail to recommend against a tender offer or exchange offer; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or any such representation and warranty will have become untrue after the date of this Agreement, in each case such that Section 7.02(a) or (b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 calendar days after written notice thereof is given by Buyer to Seller and (ii) the Termination Date.

Section 9.05 Effect of Termination and Abandonment. Except as provided in this Section 9.05, in the event of termination of this Agreement pursuant to this ARTICLE IX, this Agreement will become void and of no effect with no Liability to any Person on the part of any party hereto (or of any of its future, current or former Affiliates or Representatives); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination will relieve any party hereto of its obligation to pay the Termination Fee or expense obligations pursuant to this Agreement or any damages to any other party hereto resulting from any Willful Breach of this Agreement and (ii) the provisions set forth in this Section 9.05, Section 6.11 and ARTICLE X will survive the termination of this Agreement.

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(a) If this Agreement is terminated:

(i) pursuant to Section 9.02(c);

(ii) Section 9.03(a);

(iii) Section 9.04(a); or

(iv) Section 9.04(b)

then Seller will pay Buyer, by wire transfer of immediately available funds, an amount equal to the Termination Fee, (y) in the case of clauses (a)(i) and (ii) above, simultaneous with such termination, and (z) in the case of clauses (a)(iii) and (iv) above, within two Business Days of such termination; provided, that in no event shall Seller be required to pay the Termination Fee on more than one occasion.

(b) If this Agreement is terminated pursuant to Section 9.03(b), then Buyer will pay Seller, by wire transfer of immediately available funds, an amount equal to the Termination Fee within two Business Days of such termination; provided, that in no event shall Buyer be required to pay the Termination Fee on more than one occasion.

(c) In the event that this Agreement is terminated by Buyer pursuant to Section 9.02(c), Section 9.03(a), Section 9.04(a) or Section 9.04(b), and at the time of such termination, all of the conditions in Section 7.03 have been satisfied or waived other (or for such conditions which are to occur at the Closing, which only need to be capable of being satisfied), then within two (2) Business Days after termination of this Agreement, Seller shall reimburse Buyer for all actual out-of-pocket expenses and fees paid or payable by Buyer in connection with this Agreement and the transactions contemplated hereby, such payment not to exceed $100,000; provided that any such amounts paid pursuant to this Section 9.05(c) shall be in addition to any amounts payable by Seller pursuant to Section 9.05(a).

(d) Notwithstanding anything in this Agreement to the contrary, except in the event of Fraud or Willful Breach (and subject to each party’s right to pursue specific performance pursuant to Section 10.12), the parties hereby agree and acknowledge that the right to receive the Termination Fee (and if applicable, the reimbursement of expenses pursuant to Section 9.05(c)), shall be such party’s sole and exclusive remedy in connection with termination of this Agreement.

(e) For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, if this Agreement has not been validly terminated, each party shall have the right to specific performance pursuant to Section 10.12; provided, that, in no event shall either party be entitled to seek or specifically enforce any provisions of this Agreement or to obtain an injunction or injunctions to bring any other action or proceeding in equity in connection with the transactions contemplated by this Agreement against any the other party other than pursuant to Section 10.12.

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(f) Each party acknowledges and agrees that the Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate such party, in the circumstances in which such Termination Fee is due and payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions which amount would otherwise be impossible to calculate with precision.

(g) The parties acknowledge and agree that the provisions of this Section 9.05 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the parties would not have entered into this Agreement. If a party shall fail to pay to the other (or its designee) in a timely manner the amounts due pursuant to this Section 9.05, and, in order to obtain such payment, such party makes a claim against the other that results in a judgment against the other party, the other party shall pay to the claiming party the reasonable costs and expenses of the claiming party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 9.05 at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein ((including Section 6.13 and Section 9.05(c) hereof)), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

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If to Seller:	Insignia Systems, Inc. 212 Third Ave N; Suite 356 Minneapolis, MN 55401 Attention: Kristine A. Glancy, Chief Executive Officer Telephone: +1 763 392 6200 Email: kristine.glancy@insigniasystems.com with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

90 South Seventh Street

2200 Wells Fargo Center

Minneapolis, MN 55402

Attention: W. Morgan Burns

Joshua L. Colburn

Email: morgan.burns@faegredrinker.com

joshua.colburn@faegredrinker.com

If to Buyer:	TIMIBO LLC c/o Park Printing, Inc. 2801 California Street NE Minneapolis, MN 55418 Attention: Tim Koloski Telephone: +1 612 789 4333 Email: timk@parkprint.com
with a copy (which shall not constitute notice) to:	Cozen O’Connor 33 South 6th Street, Suite 3800 Minneapolis, MN 55402 Attention: Jeffrey Saunders Telephone: +1 612 260 9033 Email: jsaunders@cozen.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive and shall be deemed to mean “and/or”; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Letters and Exhibits mean the Articles and Sections of, and Disclosure Letters and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Letters and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. References to “ordinary course of business” shall be deemed to mean “ordinary course of business consistent with past practice”.

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Section 10.04 Disclosure Letters. All section headings in the Disclosure Letters correspond to the sections of this Agreement, but information provided in any section of the Disclosure Letters shall constitute disclosure for purposes of each section of this Agreement, but only to the extent that the relevance of such item to such other section is reasonably apparent on its face. Unless the context otherwise requires, all capitalized terms used in the Disclosure Letters shall have the respective meanings assigned to such terms in this Agreement. No disclosure in the Disclosure Letters relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Letters shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business of Seller. No disclosure in the Disclosure Letters shall be deemed to create any rights in any third party.

Section 10.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 10.07 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Letters (other than an exception expressly set forth as such in the Disclosure Letters), the statements in the body of this Agreement will control.

Section 10.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, Buyer may, without the prior written consent of Seller, assign all or any portion of Buyer’s rights under this Agreement to any of sources of Debt Financing or Alternative Financing or other lenders as collateral security for the purpose of securing the Debt Financing or Alternative Financing (as applicable). No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 10.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the provided, that, the Indemnified Parties are intended third party beneficiaries of, and shall have the rights to enforce the provisions of ARTICLE VIII.

Section 10.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MINNESOTA IN EACH CASE LOCATED IN THE CITY OF MINNEAPOLIS AND COUNTY OF HENNEPIN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 10.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy). The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 10.13 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party hereto will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER: INSIGNIA SYSTEMS, INC.

By:	/s/ Kristine A. Glancy
Name:	Kristine A. Glancy
Title:	President and Chief Executive Officer

BUYER: TIMIBO LLC

By:	/s/ Tim Koloski
Name:	Tim Koloski
Title:	President

[Signature Page to Asset Purchase Agreement]

GUARANTY

Park Printing, Inc., a Minnesota corporation and Affiliate of Buyer (“Guarantor”), to induce Seller to enter into the Asset Purchase Agreement to which this Guaranty is attached (as may be hereafter amended, modified, supplemented or waived from time to time in accordance with the terms thereof, the “Agreement”), hereby absolutely, unconditionally and irrevocably guarantees the full and prompt payment and performance when due of any and all of Buyer’s covenants, agreements and other liabilities under the Agreement (collectively, the “Obligations”).  Guarantor acknowledges and agrees that Seller refuses to enter into the Agreement or to consummate the transactions contemplated therein unless Guarantor executes and delivers this Guaranty and that Guarantor will benefit personally from Seller entering into the Agreement and consummating such transactions.

Guarantor’s obligations under this Guaranty are independent of any other remedy Seller may have to enforce the Obligations, and Seller does not need to resort to Buyer or pursue any remedy against Buyer before seeking payment or performance of the Obligations by Guarantor.  No act or thing will in any way discharge Guarantor from Guarantor’s obligations hereunder, except full payment and performance of all of the Obligations. Guarantor hereby waives any and all defenses and discharges available to a guarantor or accommodation co‑obligor in such capacity and hereby waives any and all defenses, claims, setoffs and discharges of Buyer or any other Person obligated to pay or perform any Obligation, except (i) defenses to the payment of the Obligations that are available to Buyer under the Agreement or a breach by Seller of this Guaranty and (ii) the defense of discharge by payment and performance in full.  If any payment received by Seller from Buyer or any other Person is thereafter set aside or returned for any reason, the Obligations to which such payment applied will continue to exist and be enforceable against Guarantor as if such payment had never been made.  Guarantor will not exercise or enforce any (if any) right of contribution, reimbursement, recourse or subrogation as to any Obligation against any Person until all of the Obligations have been fully paid and performed.  Guarantor will pay all actual out-of-pocket expenses incurred by Seller, including reasonable attorneys’ fees and expenses, in connection with the enforcement of this Guaranty.

Each capitalized term used, but not defined, in this Guaranty will have the meaning given thereto in the Agreement.  This Guaranty will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to principles of conflicts of law.  Guarantor has executed this Guaranty, effective as of the date of the Agreement.

PARK PRINTING, INC

By:	/s/ Tim Koloski
Name:	Tim Koloski
Title:	Director

Agreed to and accepted by:

INSIGNIA SYSTEMS, INC.

By:	/s/ Kristine A. Glancy
Name:	Kristine A. Glancy
Title:	President and Chief Executive Officer

Schedule 2.08(a)

Unexecuted Program Methodology

“Unexecuted Program Adjustment” means an amount (positive or negative), as of the Closing Date, calculated as follows:

(1) The aggregate of any cash or other form of consideration received by Seller from a customer for all Unexecuted Programs excluding any Accounts Receivable for which payment has already been made to Buyer pursuant to Section 2.09;

minus

(2) The aggregate of the sum of the cash payments made by Seller to a vendor related to all Unexecuted Programs, pursuant to an invoice submitted by an applicable vendor for materials delivered with respect to all Unexecuted Programs.

If the Unexecuted Program Adjustment is a positive number, such amount will be subtracted from the Purchase Price. If the Unexecuted Program Adjustment is a negative number, such amount will be added to the Purchase Price.